UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2006

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

Lake Charles Purchase Agreement

On May 26, 2006, Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle”), Players LC, LLC, a Nevada limited liability company (“HLC Seller”), Players Riverboat Management, LLC a Nevada limited liability company (“HSP Seller One”), Players Riverboat II, LLC, a Louisiana limited liability company (“HSP Seller Two,” together with HLC Seller and HSP Seller One, the “Sellers”), Harrah’s Lake Charles, LLC, a Louisiana limited liability company (“HLC”), Harrah’s Star Partnership, a Louisiana general partnership (“HSP,” together with HLC, the “Harrah’s Lake Charles Companies”) and Harrah’s Operating Company, Inc., a Delaware corporation (“Harrah’s”) entered into a Purchase Agreement dated as of May 26, 2006 (the “Lake Charles Purchase Agreement”).

Under the terms of the Lake Charles Purchase Agreement, Pinnacle will buy the Harrah’s Lake Charles Companies from the Sellers for approximately $70 million. The Harrah’s Lake Charles Companies hold two gaming licenses in Lake Charles, two casino boats and a 263-room hotel. The physical property being acquired was severely damaged by Hurricane Rita in September 2005 and while the casino remains closed, the hotel reopened in February 2006, although it is contemplated that the hotel will be closed prior to the closing of the transaction. Harrah’s will retain the insurance claims relating to such damage.

The consummation of the Lake Charles Purchase Agreement is subject to receipt of all required regulatory approvals, as well as the passage of a local-option referendum in Lake Charles that Pinnacle anticipates will be on the ballot in late September. The Lake Charles Purchase Agreement is also contingent on the successful closing of the Biloxi Purchase Agreement (described below). If all conditions are satisfied and/or waived by the end of September, the transaction is expected to close by October 15, 2006.

The foregoing description of the Lake Charles Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Lake Charles Purchase Agreement, which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference.

Biloxi Purchase Agreement

On May 26, 2006, Grand Casinos of Mississippi, Inc.-Biloxi, a Minnesota corporation (“Grand Casinos” or “Buyer”), Biloxi Casino Corp., a Mississippi corporation (“BCC”), Casino Magic Corp., a Minnesota corporation (“Casino Magic”) and Casino One Corporation, a Mississippi corporation (“Casino One,” together with BCC and Casino Magic, the “Sellers”) entered into an Agreement for the Sale and Purchase of Real Estate, Assignment of Leases, and Joint Escrow Instructions dated as of May 26, 2006 (the “Biloxi Purchase Agreement”). Casino Magic is a subsidiary of Pinnacle, BCC and Casino One are indirect subsidiaries of Pinnacle and Buyer is a subsidiary of Harrah’s Entertainment, Inc.

Under the terms of the Biloxi Agreement, Buyer will acquire Pinnacle’s Casino Magic Biloxi site and certain related assets for approximately $45 million. The physical property being acquired was severely damaged by Hurricane Katrina in August 2005 and the casino remains closed since that time. Pinnacle will retain the insurance claims relating to such damage.

The consummation of the Biloxi Purchase Agreement is subject to receipt of all required regulatory approvals and, in most cases, is contingent on the closing of the Lake Charles Purchase Agreement. Under certain circumstances, the closing of the Lake Charles Purchase Agreement is not a condition to the closing of the Biloxi Purchase Agreement. Pinnacle expects this transaction to close by October 15, 2006.

The foregoing description of the Biloxi Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Biloxi Purchase Agreement, which is attached as Exhibit 10.2 hereto, and is incorporated herein by reference.

Compensation Arrangements

On May 26, 2006 the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Pinnacle reviewed the base salary of Mr. Daniel R. Lee, Pinnacle’s Chief Executive Officer and Chairman of the Board, as provided for in his employment agreement. The Compensation Committee approved an increase in Mr. Lee’s base salary as Chief Executive Officer from $875,000 to $1 million effective June 1, 2006. The Compensation Committee also provided that any bonuses or other payments based on a percentage of base salary would, for all purposes, be based on Mr. Lee’s new base salary.

On May 26, 2006, the Compensation Committee also approved special bonus payments to key employees who had played important roles in Pinnacle’s attempt to acquire Aztar Corporation to be paid as soon as practicable. In connection with the termination of its merger agreement with Aztar, Pinnacle was paid a $78 million break-up fee, before fees and expenses. The Compensation Committee awarded the following special bonuses to executive officers: $500,000 to Mr. Lee; $250,000 to Mr. Stephen H. Capp, Pinnacle’s Executive Vice President and Chief Financial Officer; $100,000 to Mr. Wade W. Hundley, Pinnacle’s President; and $100,000 to Mr. John A. Godfrey, Pinnacle’s Executive Vice President, Secretary and General Counsel.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description

Exhibit 10.1	Purchase Agreement, by and among, Pinnacle, HLC Seller, HSP Seller One, HSP Seller Two, HLC, HSP and Harrah’s dated as of May 26, 2006.

Exhibit 10.2	Agreement for the Sale and Purchase of Real Estate, Assignment of Leases, and Joint Escrow Instructions, by and among, Grand Casinos, BCC, Casino Magic and Casino One dated as of May 26, 2006.

Exhibit 10.3	Summary of Compensation Arrangements.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)

Date: June 2, 2006	By:	/S/ STEPHEN H. CAPP
Stephen H. Capp
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 10.1	Purchase Agreement, by and among, Pinnacle, HLC Seller, HSP Seller One, HSP Seller Two, HLC, HSP and Harrah’s dated as of May 26, 2006.

Exhibit 10.2	Agreement for the Sale and Purchase of Real Estate, Assignment of Leases, and Joint Escrow Instructions, by and among, Grand Casinos, BCC, Casino Magic and Casino One dated as of May 26, 2006.

Exhibit 10.3	Summary of Compensation Arrangements.